FILED
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA

APR 27 1994
C6437-94
CHERYL A. LAU, SECRETARY OF STATE

C6437-94

ARTICLES OF INCORPORATION

OF

CLEAR CHANNEL RADIO, INC

1. Name: The name of the corporation is CLEAR CHANNEL RADIO, INC.

2. Registered Agent and Principal and Registered Office: The address of the principal and registered office of the corporation in Nevada is: 3305 W. Spring Mountain Road, Suite 60, Las Vegas, Nevada 89102, and the name of the registered agent of the corporation at that address is The Home Office.

3. Purposes: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Nevada Business Corporation Act.

4. Capital Stock: The aggregate number of shares which the corporation shall have the authority to issue is 1,000 shares of common stock of the par value of ten cents ($0.10) per share.

5. Directors: The members of the governing board of the corporation shall be styled "Directors." The initial Board of Directors shall consist of three (3) members. The names and addresses of the persons who are elected to serve as Directors until the first annual meeting of the shareholders, and until their successors shall have been elected and qualified, are:

NAME	ADDRESS
L. Lowry Mays	7710 Jones Maltsberger Road Suite 600 San Antonio, Texas 78216-6940
B. J. McCombs	7710 Jones Maltsberger Road Suite 600 San Antonio, Texas 78216-6940
John H. Williams	7710 Jones Maltsberger Road Suite 600 San Antonio, Texas 78216-6940

6. Assessability of Stock: After the amount of the subscription price, or par value, for the issuance of capital stock has been paid, the capital stock is not subject to assessment to pay the debts of the corporation.

7. Denial of Cumulative Voting: No stockholder shall have the right to cumulate his votes for the election of directors, but

each share shall be entitled to one vote in the election of each director.

8. Denial of Preemptive Rights. No stockholder shall be entitled as a matter of right to subscribe for, purchase or receive any shares of the stock or any rights or options of the corporation which it may issue or sell, whether out of the number of shares authorized by this Certificate of Incorporation or by amendment hereof or out of the shares of the stock of the corporation acquired by it after the issuance thereof, nor shall any stockholder be entitled as a matter of right to subscribe for, purchase or receive any bonds, debentures or other securities which the corporation may issue or sell that shall be convertible into or exchangeable for stock or to which shall be attached or appertained any warrant or warrants or other instrument or instruments that shall confer upon the holder or owner of such obligation the right to subscribe for, purchase or receive from the corporation any shares of its capital stock; but all such additional issues of stock, rights and options, or of bonds, debentures or other securities convertible into or exchangeable for stock, or to which warrants shall be attached or appertained or which shall confer upon the holder the rights to subscribe for, purchase or receive any shares of stock, may be issued and disposed of by the Board of Directors to such persons, firms or corporations as in their absolute discretion they may deem advisable. The acceptance of stock in the corporation shall be a waiver of any preemptive or preferential right which in the absence of this provision might otherwise be asserted by stockholders of the corporation or any of them.

9. Duration. The period of the duration of th[illegible]corporation is perpetual.

10. Limited Liability and Indemnification. To the fullest extent permitted by the Nevada Business Corporation Act as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corpor[illegible] or its stockholders for damages for breach of fiduciary d[illegible] a director; provided, however, that this provision shall n[illegible]ct a director's liability for: (a) acts or omissions whic[illegible] involve intentional misconduct, fraud or a knowing violation of the law; or (b) the payment of dividends in violation of NRS 78.300. The corporation shall indemnify its directors to the fullest extent permissible under the Nevada Business Corporation Act, and the expenses of directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director to repay the amount if it is ultimately determined by a court that such person is not entitled to be indemnified by the corporation.

11. Incorporator. The name and address of the incorporator of the corporation is:

NAME	ADDRESS
Wendy L. Martinez	711 Navarro, Sixth Floor San Antonio, Texas 78205

EXECUTED this 20th day of April, 1994.

INCORPORATOR:

WENDY L. MARTINEZ

STATE OF TEXAS §
§
COUNTY OF BEXAR §

On April 20, 1994, personally appeared before me, a notary public, Wendy L. Martinez, personally known to me to be the person whose name is subscribed to the above instrument who acknowledged that he executed the instrument.

Notary Public, State of Texas

CONNIE D. WIATREK
Notary Public, State of Texas
My Commission Expires Dec. [illegible] 1996

042094 corp\1570[illegible]\10399\1[illegible]

RECEIVED
APR 27 1994
[illegible]
SECRETARY OF STATE

JAN-05-1999 13:59 CT CORPORATION 7137591950 P.02/02

FILED
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA

DEC 31 1998

C6437-94

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

(After Issuance of Stock)

Filed by:

CLEAR CHANNEL RADIO, INC.
Name of Corporation

We the undersigned Richard W. Wolf, Vice President (President or Vice President) and Kenneth E. Wyker, Secretary (Secretary or Assistant Secretary) of CLEAR CHANNEL RADIO, INC. (Name of Corporation)

do hereby certify:

That the Board of Directors of said corporation at a meeting duly convened, held on the 31st day of December, 1998, adopted a resolution to amend the original articles as follows:

Article 1 is hereby amended to read as follows:

1. The name of the corpoation is "CLEAR CHANNEL BROADCASTING, INC."

The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 1000; that the said change(s) and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

[signature]
President or Vice President

[signature]
Secretary or Assistant Secretary

State of Texas
County of Bexar } ss.

On January 4, 1999, personally appeared before me, a Notary Public, Richard W. Wolf and Kenneth E. Wyker (Names of Persons Appearing and Signing Document) who acknowledged that they executed the above instrument.

B. FITCH WILLIAMS
Notary Public, State of Texas
My Comm. Exp. 10/30/00

(Notary Stamp or Seal)

[signature]
Signature of Notary

NVAN - CT System Online